Exhibit 10.76

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (“Agreement”) entered into as of this 18th day of September 2007, by and between CARNIVAL CORPORATION, a corporation organized under the laws of the Republic of Panama (the “Corporation”), and ROBERT H. DICKINSON, residing in the County of Miami-Dade, State of Florida (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation has derived substantial profits and benefits as a result of the Employee’s employment;

WHEREAS, Employee has decided to retire from the Corporation and resign from his employment; and

WHEREAS, the Corporation wishes to reward Employee for his past contributions during his full-time employment with the Corporation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.        Employee hereby resigns from his employment with the Corporation effective November 30, 2007. As a result, Employee’s last day to report to work shall be November 30, 2007 (“Separation Date”).

2.        Except as otherwise stated herein, after the Separation Date, all employee benefits shall cease including medical and dental benefits, accidental death and dismemberment coverage, stock option grants, life insurance coverage, long term disability coverage, benefit time, car lease and other travel benefits. The Corporation will assist the Employee with the procurement by him, at his sole cost and expense, of a medical insurance policy covering the Employee and his spouse.

3.         In consideration for execution of this Agreement, Employee shall receive a one time -payment of $250,000.00 payable in a lump sum on November 30, 2007 or upon expiration of the waiting period set forth in the last paragraph of this Agreement, whichever occurs later, which is intended to be applied to post-retirement expenses of the Employee, such as renting an office, retaining an assistant, acquiring an automobile, and other items in his discretion. This amount will be considered taxable wages and subject to applicable withholding taxes; voluntary deductions, if applicable, will not be deducted. This payment shall be excluded from the calculation for benefits under the Supplemental Executive Retirement Plan and the Carnival Corporation Retirement Plan for Highly Compensated Employees.

4.         The Corporation, through its Compensation Committee, shall have the full power and authority to interpret, construe and administer this Agreement and the

Corporation’s interpretations and constructions thereof and actions thereunder, shall be binding and conclusive on all persons for all purposes. No officer or director of the Corporation shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless such action or omission is attributable to his own willful misconduct or lack of good faith.

5.        Nothing contained herein shall in any way affect or interfere with the right of the Employee to participate in any retirement plan of the Corporation in which he may be entitled to participate as an officer or employee of the Corporation.

6.        In exchange for the benefits described herein, Employee does hereby release and discharge Corporation from any and all claims, demands and liabilities whatsoever, either known or unknown, which Employee ever had or may now have against the Corporation, from the beginning of time to the date of this Agreement, including, without limitation, any claims, demands or liabilities in connection with Employee’s employment, including wrongful termination, breach of express or implied contract, unpaid wages or pursuant to any federal, state or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, sex, national origin, religion, handicap and disability discrimination, such as the Age Discrimination in Employment Act, including The Older Worker’s Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Florida Private Sector Whistleblower Act, the Fair Labor Standards Act, the Immigration Reform and /Control Act, the Florida Civil Rights, Act, the Miami-Dade County Ordinances (Ch. 95-67), the Family and Medical Leave Act, the Florida Workers Compensation Retaliation Statute (Fla. Stat. Section 440.205), the Florida and Federal Constitutions, and any and all other federal, state and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring or retention, assault, battery, detrimental reliance, or any other offense. This release does not waive rights or claims that may arise after this Agreement is executed.

7.         As further consideration of this Agreement, Employee agrees to cooperate fully with Corporation’s counsel in connection with any ongoing litigation, governmental investigations or subpoenas. Such cooperation includes providing immediate notice to Corporation in the event he is served with any subpoenas relating to Corporation.

8.         This Agreement will cause any prior written or oral commitment or understanding between the Corporation and the Employee pertaining to the benefits described herein to be and become null and void. Notwithstanding the foregoing, the following agreements shall remain in full force and effect until modified or terminated in accordance with their terms: (a) all Nonqualified Stock Option Agreements and Restricted Stock Agreement previously entered into between the Employee and the Corporation; (b) the Director Appointment Letter dated April 14, 2003, between the Employee and Carnival plc; and (c) the Indemnification Agreement, dated April 17, 2003, between the Employee and the Corporation.

9.        This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Employee, his heirs, designated beneficiaries and personal representatives.

10.      This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Venue and jurisdiction shall be vested in the courts serving Miami-Dade County, Florida to the exclusion of all others. The parties further agree that any dispute regarding the interpretation or application of, or an alleged breach of, this Agreement SHALL BE HEARD BY A JUDGE NOT A JURY. The prevailing party in any proceeding shall be entitled to its costs and reasonable attorneys’ fees (except to the extent, and only to the extent, that the proceeding seeks to challenge the validity of this release under the Age Discrimination in Employment Act).

11.       Employee fully understands that if any fact with respect to which this Agreement is executed is found hereafter to be other than or different from the facts in that connection now believed to be true, he expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be an remain effective notwithstanding such differences in fact.

12.       Should any provision of this Agreement be declared or determined by any Court to be illegal and invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed to not be a part of this Agreement.

13.      EMPLOYEE STATES AND ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS FULL AND FINAL RELASE, THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY OR ANY STATE, FEDERAL OR LOCAL AGENCY OR COMMISSION, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EMPLOYEE TO SIGN THIS AGREEMENT INCLUDING THE RELEASE THEREIN ARE THOSE STATED HEREIN AND THAT EMPLOYEE IS SIGNING THIS AGREEMENT AND RELEASE VOLUNTARILY WITH THE FULL INTENT OF RELEASING ALL CLAIMS. Employee, acknowledges and certifies that:

(a)

The Employee has been given at least twenty-one (21) full days within which to consider the Agreement and release and decide whether to sign. Material or non-material changes made in this Agreement after first being provided to Employee do not re-start the running of the 21 day period.

(b)	Employee has been advised in writing that he has the right and may consult with an attorney prior to executing the Agreement and acknowledges that he has had the opportunity to consult an attorney.

(c)

With respect to (and only with respect to any claims Employee may have under the Age Discrimination in Employment Act), the Employee has seven days following the execution of this Agreement to revoke his acceptance. The Age Discrimination in Employment Act waiver contained herein shall become effective on the 8th day following execution unless timely revoked. To revoke this Agreement, the Employee should advise the Corporation in writing of his election to revoke within the seven-day period.

(d)

Employee recognizes that he is specifically releasing, among other claim, any claims under the Age Discrimination in Employment Act of 1967 and all amendments thereto, including but not limited to the Older Workers’ Benefit Protection Act.

(e)	Employee is not waiving rights or claims that may arise after the date this Agreement is executed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CARNIVAL CORPORATION

By: /s/ Howard S. Frank
Howard S. Frank Vice Chairman and Chief Operating Officer

Signed, sealed & delivered
in the presence of:

/s/ Sonia Rosario	/s/ Robert H. Dickinson

ROBERT H. DICKINSON (“Employee”)

/s/ Janet Simpkins

4